                                                                    Exhibit 99.1


             CIRCUIT CITY STORES, INC. REPORTS FIRST QUARTER RESULTS
             -------------------------------------------------------
                     FOR THE COMPANY, THE CIRCUIT CITY GROUP
                     ---------------------------------------
                              AND THE CARMAX GROUP
                              --------------------


Richmond, Va., June 18, 2002 - Circuit City Stores, Inc. today released first quarter results for the Circuit City Group (NYSE:CC) and the CarMax Group (NYSE:KMX) and the consolidated results for Circuit City Stores, Inc.


FIRST QUARTER RESULTS
Circuit City Stores, Inc.
-------------------------
Results for Circuit City Stores, Inc. include the total sales and earnings for the company's Circuit City business and its CarMax business. Total sales for the first quarter ended May 31, 2002, increased 13 percent to $3.12 billion from $2.75 billion in last year's first quarter. Net earnings were $28.0 million compared with $17.0 million in the first quarter of fiscal 2002.

Including the earnings from the company's Circuit City business and the earnings attributed to the reserved CarMax Group shares, first quarter net earnings per Circuit City Group share were 8 cents this year, compared with 5 cents for the same period last year. First quarter net earnings per CarMax Group share were 27 cents this year, up from 25 cents last year. All per share amounts are presented on a diluted basis.

Effective in the first quarter of fiscal 2003, Circuit City adopted EITF No. 00-14, "Accounting for Certain Sales Incentives," which provides that sales incentives such as mail-in rebates offered to customers should be classified as a reduction of revenue. Previously, Circuit City recorded these rebates in cost of sales, buying and warehousing. In fiscal 2002, these rebate amounts totaled $11.0 million in the first quarter, $13.4 million in the second quarter, $16.7 million in the third quarter and $30.5 million in the fourth quarter. As a result of this change, total sales for Circuit City Stores, Inc. and the Circuit City Group differ from the amounts released on June 6, 2002. The statements of earnings have been reclassified for the first quarter ended May 31, 2001.

CarMax now classifies revenue from the sale of wholesale vehicles in net sales and operating revenues. This reclassification increases reported sales revenue. Previously, CarMax wholesale vehicle sales were recorded as a reduction to cost of sales. Market efficiency prevents material differences between CarMax's vehicle acquisition cost and the subsequent wholesale sale. Consequently, net income from sales of wholesale vehicles has not been, and is not expected to be, a material contributor to net earnings. As a result of this change, total sales for Circuit City Stores, Inc. and the CarMax Group are higher than the total sales originally released on June 6, 2002. In addition, total sales and cost of sales have been reclassified for the first quarter ended May 31, 2001, and will be reclassified for the last five fiscal years.

Net earnings are allocated to the company's Circuit City Group and CarMax Group Common Stocks. Net earnings for the Circuit City Group include the earnings from the company's Circuit City business and the earnings attributed to the CarMax Group shares reserved for the Circuit City Group or for issuance to holders of Circuit City Group Common Stock. Net earnings attributed to the CarMax Group Common Stock reflect the remainder of the earnings of the company's CarMax business.

For the quarter, net earnings attributed to the CarMax Group stock grew faster than total net earnings and net earnings per CarMax Group share because of the impact of last fiscal year's second quarter public offering of CarMax Group stock by Circuit City Stores, Inc. With the impact of last year's second quarter offering, 64.0 percent of the CarMax Group's first quarter fiscal 2003 earnings were allocated to the Circuit City Group. In last year's first quarter, 74.3 percent of CarMax Group earnings were allocated to the Circuit City Group.

As previously announced, the company's board of directors has authorized management to initiate a process that would separate the CarMax auto superstore business from the Circuit City consumer electronics business through a tax-free transaction in which CarMax, Inc., presently a wholly owned subsidiary of Circuit City Stores, Inc., would become an independent, separately traded public company. Accordingly, CarMax, Inc. has filed a registration statement, including a preliminary proxy statement/prospectus with the Securities and Exchange Commission with regard to the transaction. The separation is expected to be completed by late summer, subject to shareholder approval and final approval by the board of directors.

Circuit City Group
------------------
Sales: Total sales for the Circuit City Group increased 13 percent in the first quarter ended May 31, 2002, to $2.12 billion from $1.87 billion in the same period last year. Comparable store sales increased 12 percent.

Net earnings: Excluding the earnings attributed to the reserved CarMax Group shares, the Circuit City business produced a loss of $1.3 million, or 1 cent per Circuit City Group share, in the first quarter ended May 31, 2002, compared with a loss of $9.6 million, or 5 cents per Circuit City Group share, for the same period last year. Including earnings attributed to the reserved CarMax Group shares, first quarter net earnings for the Circuit City Group were $17.5 million, or 8 cents per Circuit City Group share, compared with $10.1 million, or 5 cents per Circuit City Group share, in the first quarter of last year. The results for the quarters ended May 31, 2002, and May 31, 2001, were reduced by costs associated with remodeling and relocation of Circuit City Superstores. In the current year's first quarter, remodel and relocation costs totaled 2 cents per share. These costs related to the initial phases of rolling out a remodeled video department, which was completed in 18 stores, lighting upgrades in more than 100 stores and the relocation of two stores. In last year's first quarter, remodel and relocation costs totaled 1 cent per share and related to the relocation of one store.

                                  Exhibit 99.1
                                  Page 2 of 13

CarMax Group
------------
Sales: Total sales for the CarMax Group rose 14 percent for the quarter ended May 31, 2002, to $1.00 billion from $879.0 million in the same period last year. Wholesale vehicle sales totaled $92.5 million, or 9.2 percent of net sales and operating revenues, in the first quarter of fiscal 2003, compared with $84.5 million, or 9.6 percent of net sales and operating revenues, in the same period last year. Comparable store sales reflect retail store sales only. CarMax anticipates meeting its first half expectations for comparable store used-unit growth in the low to mid-teens, most likely in the low teens.

Comparable Store Sales Change
-----------------------------
                                                       Three Months Ended May 31
                                                       -------------------------
                                                          2002             2001
                                                          ----             ----
Vehicle units:
    Used vehicles                                         12 %               20%
    New vehicles                                          (4)%               19%
Total                                                     10 %               20%

Vehicle dollars:
    Used vehicles                                         14 %               28%
    New vehicles                                          (4)%               23%
Total                                                     11 %               27%


CarMax Group Earnings

(Amounts in millions except per share data)            Three Months Ended May 31
                                                       -------------------------
                                                          2002             2001
                                                          ----             ----
CarMax Group net earnings.                              $ 29.2            $ 26.6
Net earnings attributed to the Circuit City Group stock $ 18.7            $ 19.7
Net earnings attributed to the CarMax Group stock       $ 10.5            $  6.8
CarMax Group diluted weighted average
    shares outstanding                                    38.8              27.7
Net earnings per CarMax Group share                     $ 0.27            $ 0.25


Net Earnings: CarMax Group first quarter fiscal 2003 net earnings rose 10 percent to $29.2 million from $26.6 million in the first quarter of last year. First quarter fiscal 2003 earnings include approximately $1.9 million, or 2 cents per CarMax Group share, of one-time, non-tax-deductible costs associated with the proposed separation of the CarMax business from Circuit City Stores, Inc. Excluding the one-time separation costs, net earnings increased 17 percent to $31.1 million. The company estimates that the separation costs will total approximately $8 million, or 8 cents per CarMax Group share, for the full year, with the remaining approximately $6 million cost expected to occur in this year's second quarter.

In the first quarter of fiscal 2003, net earnings attributed to the CarMax Group Common Stock were $10.5 million compared with $6.8 million in the first quarter of last year. The remainder of the CarMax Group's net earnings is attributed to the shares of CarMax Group Common Stock reserved for the Circuit City Group or for issuance to the holders of Circuit City Group Common Stock. Net earnings per CarMax Group share, including the 2 cents

                                  Exhibit 99.1
                                  Page 3 of 13
per share of one-time separation costs, rose to 27 cents from 25 cents. CarMax's first quarter earnings were consistent with its expectations for the first half of the fiscal year. Historically, second quarter earnings have been slightly higher than first quarter earnings.

BUSINESS PERFORMANCE REVIEWS
Circuit City Group Review
-------------------------
"We are delighted with our broad-based first quarter sales improvement," said W. Alan McCollough, president and chief executive officer of Circuit City Stores, Inc. "We are pleased with our continued progress in both the high-service and packaged goods arenas. Not only did we post strong sales growth in focus categories such as video, including big-screen televisions, DVD players and digital satellite systems; and wireless communications, but we also reported substantially higher sales in our more self-serve product selections including DVD software and video game hardware, software and accessories. We experienced improving trends in information technology products, with PC sales growth driven by strong sales of notebook computers and a more competitive promotional stance compared with last fiscal year's first quarter. Our comparable store sales pace strengthened as the first quarter progressed, reflecting the growing consumer response to our customer service initiatives, aggressive promotions in traffic-building categories and on entry-level products and a stronger inventory position in specific product categories."

The Circuit City Group's gross profit margin was 24.2 percent in the first quarter of fiscal 2003, compared with 24.7 percent for the same period in fiscal 2002. "The first quarter gross profit margin decline reflects our more competitive product selection and pricing throughout the quarter, as well as our response to more aggressive offers from competitors, and the resulting sales mix," said McCollough. "We have experienced some trade-off in gross margin for sales growth, as we chose to be more aggressive on promoting traffic-driving and entry-level products. We believe actions such as these, that bring customers into our stores to experience first-hand the improvements being made, will benefit our business over the long run."

The first quarter expense ratio declined to 24.3 percent from 25.5 percent in the first quarter of fiscal 2002, principally as a result of the leverage achieved through increased sales. Pretax profits generated by the Circuit City finance operation, which are reported as reductions to selling, general and administrative expenses, were $20.4 million in the first quarter of fiscal 2003, compared with $29.5 million in the same period last fiscal year. The finance operation income does not include any allocation of indirect costs or any inter-company income. The decrease in the finance operation contribution resulted from a reduction in the gain on sale of receivables, as well as costs associated with a new public securitization completed during the current quarter. No new public securitizations were issued last year. The fiscal 2003 expense ratio also includes approximately $8.0 million of costs associated with remodeling and relocation activities, while the fiscal 2002 ratio includes approximately $3.0 million of relocation costs.

                                  Exhibit 99.1
                                  Page 4 of 13

Expense Ratio - Impact of Remodeling and Relocation Costs
---------------------------------------------------------


                                                  Three Months Ended May 31
                                                  -------------------------
                                                   2002              2001
                                                   ----              ----
Circuit City business                              23.9%             25.3%
Remodel and relocation costs                        0.4               0.2
                                                   ----              ----
Expense ratio                                      24.3%             25.5%


"We are pleased with the improvement in our first quarter performance and remain comfortable that, including remodeling and relocation expenses, the Circuit City business will contribute 57 cents per share to 67 cents per share to the fiscal 2003 earnings of the Circuit City Group," McCollough said. "Excluding remodel and relocation expenses, we continue to expect the Circuit City business to contribute 75 cents per share to 85 cents per share to the fiscal 2003 earnings of the Circuit City Group." The Circuit City Group earnings also will include earnings attributed to the reserved CarMax Group shares.

"We intend to remain competitive and to balance our sales growth with promotional activities throughout the fiscal year," said McCollough. "We will stay focused on initiatives that we believe are the keys to providing an optimal shopping experience for our customers. We are happy with the strides we have made on the customer service front thus far and remain committed to becoming the customer service leader in the consumer electronics industry."

CarMax Group Review
-------------------
Operating Ratios (a)
--------------------

                                                  Three Months Ended May 31
                                                  -------------------------
                                                   2002                2001
                                                   ----                ----
Net sales and operating revenues.                 100.0%              100.0%
Gross profit margin                                11.8%               11.8%
Expense ratio                                       6.8%                6.7%
Operating profit margin (b)                         4.9%                5.2%
Net after-tax margin                                2.9%                3.0%


(a) Operating ratios have been recalculated to reflect the change in classification for wholesale revenues.
(b) Operating profit margin equals earnings before interest and taxes as a percent of net sales and operating revenues.

For the quarter, CarMax produced pretax earnings of $48.3 million, a 13 percent increase from $42.9 million in the first quarter of last year. First quarter pretax earnings excluding one-time separation costs of $1.9 million increased 17 percent to $50.2 million.

"We achieved our average per unit gross profit targets on used cars," said W. Austin Ligon, president of CarMax. "However, the positive gross margin impact of a higher percentage of used cars in the mix was substantially offset by the higher average retails on used cars, which reduces the used-car gross margin on a percentage basis." The result was a gross profit margin of 11.8 percent, unchanged from last year's first quarter.


                                  Exhibit 99.1
                                  Page 5 of 13

"The slightly higher expense ratio in this year's first quarter compared with last year's first quarter reflects expenses associated with our renewed geographic expansion and almost $2 million of one-time separation costs, partly offset by increased income from financing," said Ligon. CarMax Auto Finance delivered moderately higher income than CarMax had anticipated because its cost of funds in the first quarter was lower than expected. Income from the CarMax finance operation and income from third-party financing fees are recorded as reductions to selling, general and administrative expenses. Finance operation income does not include any allocation of indirect costs or any inter-company income. Pretax income from the CarMax finance operation was $19.8 million in the first quarter, compared with $15.7 million in last year's first quarter. Third-party financing fees in the first quarter were $4.2 million, compared with $3.8 million in last year's first quarter.

"We continue to take share in our markets, demonstrating the effectiveness of the CarMax consumer offer," said Ligon. We are pleased that we have been able to renew our geographic growth with the objective of further increasing our returns for CarMax shareholders. Our three new stores continue to perform in line with our expectations and with the performance of our existing stores in other mid-sized markets." CarMax opened a new superstore and a new satellite superstore at the end of fiscal 2002 and one new superstore during the first quarter of fiscal 2003.

CONFERENCE CALL INFORMATION

Circuit City will host a conference call for investors today, June 18, 2002, at 2:30 p.m. ET to discuss this morning's announcement. Domestic investors may access the call at 1-888-809-8971 (passcode: Circuit City). International investors should dial 1-212-547-0373 (passcode: Circuit City). A live Web cast of the conference call will be available on the company's investor information home pages at http://investor.circuitcity.com and http://investor.carmax.com or at www.streetevents.com. The conference call will begin with a discussion of the CarMax results, followed by a discussion of the Circuit City results.

A replay of the call will be available beginning at approximately 5:00 p.m. ET today and will run through midnight, June 25, 2002. Domestic investors may access the recording at 1-888-568-0403 and international investors at 1-402-530-7940. No access code is required. A replay of the call also will be available on the Circuit City and CarMax investor information home pages or at www.streetevents.com.

ABOUT CIRCUIT CITY STORES, INC.
Circuit City is a leading national retailer of brand-name consumer electronics, personal computers and entertainment software. CarMax is the nation's leading specialty retailer of used cars. With headquarters in Richmond, Va., Circuit City Stores, Inc. operates 603 Circuit City Superstores and 19 mall-based Circuit City Express stores, giving it more locations in more markets than any other consumer electronics specialty retailer. The company operates 40 CarMax retail units in 38 locations, including 36 used-car superstores. CarMax also operates 18 new-car franchises, 16 of which are integrated or co-located with


                                  Exhibit 99.1
                                  Page 6 of 13
its used-car superstores. For more information, access the company's Web sites at www.circuitcity.com and www.carmax.com.

FORWARD-LOOKING STATEMENTS
This release contains forward-looking statements, which are subject to risks and uncertainties, including, but not limited to, risks associated with plans to separate the CarMax business from Circuit City Stores, Inc. and create an independent, separately traded public company. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the Circuit City Stores, Inc. SEC filings.

Contacts: Ann Collier, Vice President of Financial and Public Relations, Circuit
          City Stores, Inc., (804) 527-4058; Celeste Gunter, Director of Circuit City Investor Relations, (804) 418-8237; Dandy Barrett, Director of CarMax Investor Relations, (804) 935-4591






                                  Exhibit 99.1
                                  Page 7 of 13

                            CIRCUIT CITY STORES, INC.
                            -------------------------
                       CONSOLIDATED STATEMENTS OF EARNINGS
                       -----------------------------------
                      THREE MONTHS ENDED MAY 31 (UNAUDITED)
                      -------------------------------------
                  (Amounts in thousands except per share data)

                                                  2002              2001
                                                  ----              ----

NET SALES AND OPERATING REVENUES             $  3,119,807      $  2,749,621
Cost of sales, buying and warehousing           2,488,554         2,183,268
                                             ------------      ------------

GROSS PROFIT                                      631,253           566,353
                                             ------------      ------------

Selling, general and administrative expenses      583,925           535,994
Interest expense                                    1,026             2,992
                                             ------------      ------------

TOTAL EXPENSES                                    584,951           538,986
                                             ------------      ------------

EARNINGS BEFORE INCOME TAXES                       46,302            27,367

Provision for income taxes                         18,320            10,400
                                             ------------      ------------

NET EARNINGS                                 $     27,982      $     16,967
                                             ============      ============

Net earnings attributed to:
     Circuit City Group Common Stock         $     17,466      $     10,135
                                             =============     ============

     CarMax Group Common Stock               $     10,516      $      6,832
                                             ============      ============

Weighted average common shares:
     Circuit City Group:
        Basic                                     206,710           204,936
                                             ============      ============

        Diluted                                   209,257           205,491
                                             ============      ============

     CarMax Group:
        Basic                                      36,962            25,934
                                             ============      ============

        Diluted                                    38,826            27,704
                                             ============      ============

NET EARNINGS PER SHARE ATTRIBUTED TO:
     Circuit City Group:
        Basic                                $       0.08      $       0.05
                                             ============      ============

        Diluted                              $       0.08      $       0.05
                                             ============      ============
     CarMax Group:
        Basic                                $       0.28      $       0.26
                                             ============      ============

        Diluted                              $       0.27      $       0.25
                                             ============      ============




                                  Exhibit 99.1
                                  Page 8 of 13

                            CIRCUIT CITY STORES, INC.
                            -------------------------
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                     ---------------------------------------
                             (Amounts in thousands)

                                                             May 31
                                                             ------
                                                     2002              2001
                                                     ----              ----
ASSETS

Current Assets:
Cash and cash equivalents                        $  1,176,002     $     404,501
Net accounts receivable                               201,208           241,506
Retained interests in securitized receivables         544,036           352,722
Inventory                                           1,742,485         1,731,833
Prepaid expenses and other current assets              36,538            68,913
                                                 ------------     -------------

Total Current Assets                                3,700,269         2,799,475
Property and equipment, net                           858,505           981,031
Deferred income taxes                                   6,785                 -
Other assets                                           31,537            34,241
                                                 ------------     -------------

TOTAL ASSETS                                     $  4,597,096     $   3,814,747
                                                 ============     =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current installments of long-term debt           $    102,102     $     132,414
Accounts payable                                    1,108,731           821,591
Short-term debt                                        10,855             2,840
Accrued expenses and other current liabilities        170,837           154,795
Accrued income taxes                                   21,207                 -
Deferred income taxes                                 140,503            99,967
                                                 ------------     -------------

Total Current Liabilities                           1,554,235         1,211,607

Long-term debt, excluding current installments        113,734           115,836
Deferred revenue and other liabilities                156,694            94,454
Deferred income taxes                                       -            13,527
                                                 ------------     -------------

TOTAL LIABILITIES                                   1,824,663         1,435,424

STOCKHOLDERS' EQUITY                                2,772,433         2,379,323
                                                 ------------     -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $  4,597,096     $   3,814,747
                                                 ============     =============




                                  Exhibit 99.1
                                  Page 9 of 13

                               CIRCUIT CITY GROUP
                               ------------------
                             STATEMENTS OF EARNINGS
                             ----------------------
                      THREE MONTHS ENDED MAY 31 (UNAUDITED)
                      -------------------------------------
                  (Amounts in thousands except per share data)


                                                    2002            2001
                                                    ----            ----

NET SALES AND OPERATING REVENUES                 $ 2,118,243      $ 1,870,621
Cost of sales, buying and warehousing              1,604,893        1,408,228
                                                 -----------      -----------

GROSS PROFIT                                         513,350          462,393
                                                 -----------      -----------

Selling, general and administrative expenses         515,375          477,444
Interest expense                                           -              441
                                                 -----------      -----------

TOTAL EXPENSES                                       515,375          477,885
                                                 -----------      -----------
LOSS BEFORE INCOME TAXES AND INCOME ATTRIBUTED
      TO THE RESERVED CARMAX GROUP SHARES             (2,025)         (15,492)

Income tax benefit                                      (769)          (5,887)
                                                 -----------      -----------

LOSS BEFORE INCOME ATTRIBUTED TO THE
     RESERVED CARMAX GROUP SHARES                $    (1,256)     $    (9,605)

Net earnings attributed to the reserved
     CarMax Group Shares                         $    18,722      $    19,740
                                                 -----------      -----------

NET EARNINGS                                     $    17,466      $    10,135
                                                 ===========      ===========

Weighted average common shares:
        Basic                                        206,710          204,936
                                                 ===========      ===========

        Diluted                                      209,257          205,491
                                                 ===========      ===========

NET EARNINGS PER SHARE:
        Basic                                    $      0.08      $      0.05
                                                 ===========      ===========

        Diluted                                  $      0.08      $      0.05
                                                 ===========      ===========






                                  Exhibit 99.1
                                 Page 10 of 13

                               CIRCUIT CITY GROUP
                               ------------------
                           BALANCE SHEETS (UNAUDITED)
                           --------------------------
                             (Amounts in thousands)

                                                               May 31
                                                               ------
                                                       2002             2001
                                                       ----             ----
ASSETS

Current Assets:
Cash and cash equivalents                          $  1,114,557    $   393,986
Net accounts receivable                                 146,301        175,022
Retained interests in securitized receivables           416,176        254,530
Merchandise inventory                                 1,325,024      1,328,858
Prepaid expenses and other current assets                34,892         68,382
                                                   ------------    -----------

Total Current Assets                                  3,036,950      2,220,778
Property and equipment, net                             712,933        789,516
Deferred income taxes                                     9,229              -
Reserved CarMax Group Shares                            331,198        311,701
Other assets                                             10,210          9,051
                                                   ------------    -----------

TOTAL ASSETS                                       $  4,100,520    $ 3,331,046
                                                   ============    ===========

LIABILITIES AND GROUP EQUITY

Current Liabilities:
Current installments of allocated long-term debt   $     46,778    $    11,428
Accounts payable                                      1,017,252        713,136
Allocated short-term debt                                 1,094            224
Accrued expenses and other current liabilities          148,143        135,230
Accrued income taxes                                     21,207              -
Deferred income taxes                                   118,589         80,477
                                                   ------------    -----------

Total Current Liabilities                             1,353,063        940,495
Allocated long-term debt, excluding current
     installments                                        13,734         22,906
Deferred revenue and other liabilities                  147,508         87,600
Deferred income taxes                                         -          9,954
                                                   ------------    -----------

TOTAL LIABILITIES                                     1,514,305      1,060,955

GROUP EQUITY                                          2,586,215      2,270,091
                                                   ------------    -----------

TOTAL LIABILITIES AND GROUP EQUITY                 $  4,100,520    $ 3,331,046
                                                   ============    ===========






                                  Exhibit 99.1
                                 Page 11 of 13

                                  CARMAX GROUP
                                  ------------
                             STATEMENTS OF EARNINGS
                             ----------------------
                      THREE MONTHS ENDED MAY 31 (UNAUDITED)
                      -------------------------------------
                  (Amounts in thousands except per share data)


                                                   2002           2001
                                                   ----           ----

NET SALES AND OPERATING REVENUES              $  1,001,564    $   879,000
Cost of sales                                      883,661        775,040
                                              ------------    -----------

GROSS PROFIT                                       117,903        103,960
                                              ------------    -----------

Selling, general and administrative expenses        68,550         58,550
Interest expense                                     1,026          2,551
                                              ------------    -----------

TOTAL EXPENSES                                      69,576         61,101
                                              ------------    -----------

EARNINGS BEFORE INCOME TAXES                        48,327         42,859

Provision for income taxes                          19,089         16,287
                                              ------------    -----------

NET EARNINGS                                  $     29,238    $    26,572
                                              ============    ===========
Net earnings attributed to:
        Circuit City Group Common Stock       $     18,722    $    19,740
                                              ============    ===========

        CarMax Group Common Stock             $     10,516    $     6,832
                                              ============    ===========


Weighted average common shares:
        Basic                                       36,962         25,934
                                              ============    ===========

        Diluted                                     38,826         27,704
                                              ============    ===========

NET EARNINGS PER SHARE:
        Basic                                 $       0.28    $      0.26
                                              ============    ===========

        Diluted                               $       0.27    $      0.25
                                              ============    ===========



                                  Exhibit 99.1
                                 Page 12 of 13

                                  CARMAX GROUP
                                  ------------
                           BALANCE SHEETS (UNAUDITED)
                           --------------------------
                             (Amounts in thousands)

                                                                May 31
                                                                ------
                                                        2002            2001
                                                        ----            ----
ASSETS

Current Assets:
Cash and cash equivalents                            $  61,445       $  10,515
Net accounts receivable                                 54,907          66,484
Retained interests in securitized receivables          127,860          98,192
Inventory                                              417,461         402,975
Prepaid expenses and other current assets                1,646             531
                                                     ---------       ---------

Total Current Assets                                   663,319         578,697
Property and equipment, net                            145,572         191,515
Other assets                                            21,327          25,190
                                                     ---------       ---------

TOTAL ASSETS                                         $ 830,218       $ 795,402
                                                     =========       =========

LIABILITIES AND GROUP EQUITY

Current Liabilities:
Current installments of allocated long-term debt     $  55,324       $ 120,986
Accounts payable                                        91,479         108,455
Allocated short-term debt                                9,761           2,616
Accrued expenses and other current liabilities          22,694          19,565
Deferred income taxes                                   21,914          19,490
                                                     ---------       ---------

Total Current Liabilities                              201,172         271,112
Allocated long-term debt, excluding current
     installments                                      100,000          92,930
Deferred revenue and other liabilities                   9,186           6,854
Deferred income taxes                                    2,444           3,573
                                                     ---------       ---------

TOTAL LIABILITIES                                      312,802         374,469

GROUP EQUITY                                           517,416         420,933
                                                     ---------       ---------

TOTAL LIABILITIES AND GROUP EQUITY                   $ 830,218       $ 795,402
                                                     =========       =========




                                  Exhibit 99.1
                                 Page 13 of 13